                                                                  Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 333-01217 of Magellan Health Services, Inc. on Form S-3 of our report dated November 14, 1997, appearing in the Current Report on Form 8-K/A of Magellan Health Services, Inc., filed on April 3,
1998. Such report expresses an unqualified opinion on the consolidated balance sheets of Merit Behavioral Care Corporation (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997 and includes an explanatory paragraph relating to the fact that effective October 1, 1995, the Company changed its method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

New York, New York
April 28, 1998